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                                                                   EXHIBIT 99.1

                                FOOT LOCKER, INC.

                              N E W S  R E L E A S E



                                  CONTACT: Peter D. Brown
                                           Vice President, Investor Relations
                                           and Treasurer
                                           Foot Locker, Inc.
                                           (212) 720-4254



                 FOOT LOCKER, INC. REPORTS FIRST QUARTER RESULTS

o    Income Per Share from Continuing Operations Increased 15 Percent to $0.31

o    Company Expects Its Second Quarter EPS to Increase 10-to-20 Percent

o    Re-confirms Expected Full-Year EPS To Increase 10-to-20 Percent

o Cash Position, Net of Debt, Increased By More Than $100 Million; Strengthened Financial Position


NEW YORK, NY, May 19, 2004 - Foot Locker, Inc. (NYSE: FL), the New York-based specialty athletic retailer, today reported financial results for its first quarter ended May 1, 2004.

Financial Results

Income from continuing operations for the Company's first quarter ended May 1, 2004, increased 15 percent to $0.31 per share, or $47 million, compared with $0.27, or $39 million last year. For the 13-week first quarter period, sales increased 5.1 percent to $1,186 million this year compared with sales of $1,128 million last year. First quarter comparable-store sales increased 0.3 percent.

"Our first quarter financial performance was in line with our expectations and the earnings guidance we previously communicated," stated Matthew D. Serra, Foot Locker, Inc.'s Chairman and Chief Executive Officer. "We are pleased with the financial and strategic progress made during the first quarter. We are also pleased, following the end of the quarter, to have completed our acquisition of the Footaction chain. Given our solid first quarter financial results, we have more confidence in our ability to increase income per share from continuing operations in both our second quarter and full year by 10-to-20 percent."

Financial Position

The Company's financial position strengthened as its cash position, net of debt, increased by $105 million from the same period last year. Merchandise inventories are well positioned to support the Company's recent acquisition of approximately 350 Footaction stores as well as the Company's existing business and planned new store openings.

Taking advantage of current favorable conditions in the interest rate environment, the Company elected to finance a portion of the purchase price of its recently acquired Footaction stores through a 5-year, $175 million amortizing term loan with its existing bank group. The initial interest rate on the LIBOR-based, floating-rate loan is 2.625 percent. The Company also amended and extended to 2009 its revolving credit agreement to be co-terminus with the final maturity of the term loan.

On April 20, 2004, the Company provided notification to The Bank of New York, as Trustee under the indenture, of its intent to redeem the entire $150 million outstanding 5.5% convertible subordinated notes. As a result of this redemption notification, the Company expects that most holders will convert their notes into shares of Foot Locker, Inc. common stock, on or before June 3, 2004, at a conversion price of $15.806 per share.

           Foot Locker, Inc. 112 West 34th Street, New York, NY 10120





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Mr. Serra continued, "Maintaining a strong financial position and working towards an investment grade credit rating remains a high priority for our Company, and we believe that the continuing progress we have made in enhancing our financial position and balance sheet is moving us closer towards this goal. Along these lines, we are focused on remaining financially prudent as we pursue new investment opportunities, as evidenced by the completion of the new financing arrangement in connection with our Footaction stores purchase.

Store Base Update

During the first quarter of 2004 the Company opened 21 stores, remodeled/relocated 119 stores and closed 44 stores. At May 1, 2004, the Company operated 3,587 stores in 16 countries in North America, Europe and Australia.

The Company is hosting a live conference call at 10:00 am (ET) on Thursday, May 20, 2004 to review 2004 first quarter results, discuss our 2004 outlook and Footaction acquisition, and respond to analysts' questions. This conference call may be accessed live from the Investor Relations section of the Foot Locker, Inc. website at http://www.footlocker-inc.com. The conference call will be available for webcast replay until 5:00 pm on Monday, May 24, 2004.

                 Disclosure Regarding Forward-Looking Statements

This press release contains forward-looking statements, which reflect management's current views of future events and financial performance. These forward-looking statements are based on many assumptions and factors detailed in the Company's filings with the Securities and Exchange Commission, including the effects of currency fluctuations, customer demand, fashion trends, competitive market forces, uncertainties related to the effect of competitive products and pricing, customer acceptance of the Company's merchandise mix and retail locations, the Company's reliance on a few key vendors for a majority of its merchandise purchases (including a significant portion from one key vendor), unseasonable weather, risks associated with foreign global sourcing, including political instability, changes in import regulations, disruptions to transportation services and distribution, and the presence of severe acute respiratory syndrome, economic conditions worldwide, any changes in business, political and economic conditions due to the threat of future terrorist activities in the United States or in other parts of the world and related U.S. military action overseas, the ability of the Company to execute its business plans effectively with regard to each of its business units, including its plans for the marquee and launch footwear component of its business, and its plans for the integration of the Footaction stores. Any changes in such assumptions or factors could produce significantly different results. The Company undertakes no obligation to update forward-looking statements, whether as a result of new information, future events, or otherwise.







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                                FOOT LOCKER, INC.
                      Consolidated Statements of Operations
                                   (unaudited)
                    Periods ended May 1, 2004 and May 3, 2003
                     (In millions, except per share amounts)



-------------------------------------------------------------------------------------------------
                                                          First Quarter            First Quarter
                                                               2004                     2003
                                                          --------------           --------------
           Sales                                             $  1,186                    $ 1,128

           Cost of sales                                          826                        783
           Selling, general and administrative expenses           248                        241
           Depreciation and amortization                           34                         37
           Interest expense, net                                    4                          5
                                                              -------                    -------
                                                                1,112                      1,066
                                                              -------                    -------
           Income from continuing operations before
                 income taxes                                      74                         62
           Income tax expense                                      27                         23
                                                              -------                    -------
           Income from continuing operations                       47                         39

           Income on disposal of discontinued
           operations, net                                          1                         --
           Cumulative effect of accounting changes,
           net (1)                                                 --                        (1)
                                                             --------                    --------
           Net income                                        $     48                    $    38
                                                             ========                    =======
           Diluted EPS:
           Income from continuing operations                 $   0.31                    $  0.27
           Loss on disposal of discontinued
           operations                                              --                         --
           Cumulative effect of accounting changes,
           net of income taxes (1)                                 --                      (0.01)
                                                             --------                    -------
           Net  income                                       $   0.31                    $  0.26
                                                             ========                    =======
           Weighted-average diluted shares
           outstanding                                          156.2                      151.3

           ------------------------------------------------------------------------------------------


(1) Related to adoption of SFAS No. 143, "Accounting for Asset Retirement Obligations."


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                                FOOT LOCKER, INC.
                      Condensed Consolidated Balance Sheets
                                   (unaudited)
                                  (In millions)


          ------------------------------------------------------------------------------------------------
                                                                          May 1,              May 3,
                                                                           2004                2003
                                                                         -------             -------
          Assets

          CURRENT ASSETS
          Cash and cash equivalents                                       $   392             $   306
          Merchandise inventories                                           1,051                 941
          Assets of discontinued operations                                     2                   2
          Other current assets                                                151                  90
                                                                          -------             -------
                                                                            1,596               1,339

          Property and equipment, net                                         640                 626
          Deferred tax assets                                                 191                 233
          Other assets                                                        333                 333
                                                                          -------             -------
                                                                          $ 2,760             $ 2,531
                                                                          =======             =======

          Liabilities and Shareholders' Equity

          CURRENT LIABILITIES
          Accounts payable                                                $   370             $   344
          Accrued liabilities                                                 279                 254
          Current liabilities and reserves for restructuring,
            discontinued operations and businesses held for sale                9                  21
          Current portion of long-term debt and
            obligations under capital leases                                  150                  --
                                                                          -------             -------
                                                                              808                 619

          Long-term debt and obligations under capital
             Leases (1)                                                       182                 358
          Other liabilities (1)                                               355                 401
          SHAREHOLDERS' EQUITY                                              1,415               1,153
                                                                          -------             -------
                                                                          $ 2,760             $ 2,531
                                                                          =======             =======

          ------------------------------------------------------------------------------------------------



(1) Long-term debt and obligations under capital leases were reduced in 2004 by $5 million and increased in 2003 by $2 million, representing the fair value of interest rate swaps related to the Company's 8 1/2% debentures due in 2022. The Company's cash position, net of debt, calculation excludes the fair value of these interest rate swaps which are reflected in other liabilities.






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                                FOOT LOCKER, INC.
                       Store and Estimated Square Footage
                                   (unaudited)
                          (Square footage in thousands)



   -------------------------------------------------------------------------------------------------------
                                              May 1,                 May 3,              January 31,
                                               2004                   2003                   2004
                                       ---------------------- ---------------------- ---------------------
   Foot Locker U.S.
      Number of stores                        1,436                  1,458                  1,448
      Gross square footage                    5,849                  5,978                  5,916
      Selling square footage                  3,402                  3,469                  3,447

   Lady Foot Locker
      Number of stores                          570                    600                    584
      Gross square footage                    1,270                  1,335                  1,303
      Selling square footage                    707                    754                    723

   Kids Foot Locker
      Number of stores                          350                    370                    357
      Gross square footage                      846                    899                    863
      Selling square footage                    504                    535                    514

   Champs Sports
      Number of stores                          580                    588                    581
      Gross square footage                    3,227                  3,285                  3,239
      Selling square footage                  2,221                  2,305                  2,244

   Foot Locker International
      Number of stores                          651                    584                    640
      Gross square footage                    1,864                  1,645                  1,823
      Selling square footage                  1,005                    922                    992

   Total Athletic Group
      Number of stores                        3,587                  3,600                  3,610
      Gross square footage                   13,056                 13,142                 13,144
      Selling square footage                  7,839                  7,985                  7,920
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